EXHIBIT 99.1

Contact:	Financial Inquiries: Steven E. Dietrich (503) 274-2300	Media Inquiries: John W. Mangan (503) 701-7503|

CROWN PACIFIC ANNOUNCES NEW TRADING SYMBOL
ON OTCBB

PORTLAND, ORE. — March 18, 2003 — Crown Pacific Partners, L.P. (OTCBB: CRPP, formerly NYSE: CRO), an integrated forest products company, announced that its limited partnership units are now being quoted on the Over-The-Counter Bulletin Board (OTCBB) under the new trading symbol “CRPP”. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale price and volume information on more than 3,700 equity securities.  The Partnership’s units will no longer be traded on the New York Stock Exchange.

About Crown Pacific

Crown Pacific Partners, L.P. is an integrated forest products company.  Crown Pacific owns and manages approximately 524,000 acres of timberland in Oregon and Washington, and uses modern forest practices to balance growth with environmental protection. Crown Pacific operates highly efficient mills in Oregon and Washington, which produce dimension lumber for domestic and export markets. Crown Pacific’s strategic network of marketing and sales offices in the West provide cost-effective product distribution, and have made Crown Pacific a market leader in several of the nation’s fastest growing housing markets.

Further details and discussion of Crown Pacific’s operating performance and outlook, as well as copies of Partnership news releases, may be obtained from Crown Pacific’s Web site at www.crownpacificpartners.com or by calling Crown Pacific directly at (888) 697-3276.

Forward-Looking Statements

Information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Crown Pacific’s expectations, forecasts, hopes, beliefs, predictions, intentions or strategies regarding the future that are not purely historical, but are based on assumptions that in the future may prove not to be accurate. These assumptions include harvest volumes, species mix, prices for logs and lumber, demand for housing and levels and amounts received for stumpage and property sales. Crown Pacific’s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations — as well as the substantial capital resources required to fund its operations and the uncertainty regarding procurement of additional equity capital.  Accordingly, actual results may differ materially from the expectations expressed in this release.

Additional factors that could affect future performance include our ability to negotiate and execute a recapitalization with our lenders, environmental risks, operating risks normally associated with the timber industry, competition, government regulations and policies, and economic changes in the regions where Crown Pacific’s products or substitute products are sold, including Southeast Asia and Japan. Other risk factors include the increase in the value of the U.S. dollar against foreign currencies, and the ability of Crown Pacific to implement its business strategy. These and other risks are described in Crown Pacific’s registration statements and reports filed from time to time on forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from Crown Pacific or the United States Securities and Exchange Commission.

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